Exhibit 4.2

DESCRIPTION OF COMMON STOCK OF TENAX THERAPEUTICS, INC.
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description is a summary of information concerning the common stock, par value $0.0001 per share (the “Common Stock”), of Tenax Therapeutics, Inc. (“we,” “our,” “us,” or the “Company”) and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Third Amended and Restated By-Laws (the “By-Laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The description below also summarizes certain provisions of Delaware law. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of Delaware law for additional information.

Authorized Common Stock

Our Certificate of Incorporation authorizes the issuance of 400,000,000 shares of Common Stock. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded.

Voting

Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Cumulative voting is not permitted.

Dividends

The holders of outstanding shares of our Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available for the payment of dividends, at the times and in the amounts as our board of directors may from time to time determine.

Rights and Preferences

Shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities and no sinking fund provisions apply to our Common Stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the preferential rights of any holders of preferred stock then outstanding.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders (unless such action is required by applicable law or the rules of any securities exchange or automated quotation system on which our securities may be listed or traded), to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof. These designations, powers, rights and preferences could include voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

As of the date of the filing of the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, we had 210 shares of Series A Convertible Preferred Stock outstanding and 10,232 shares of Series B Convertible Preferred Stock outstanding. The powers, preferences, rights, qualifications, limitations and restrictions of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock are set forth in their respective certificates of designation, copies of which are filed or incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. Other than our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, no shares of our preferred stock are currently outstanding.

Anti-Takeover Provisions

The provisions of Delaware law, the Certificate of Incorporation and the By-Laws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Certificate of Incorporation and By-Laws Provisions

Our Certificate of Incorporation and By-Laws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us. Certain of these provisions are summarized in the following paragraphs.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Special Meeting of Stockholders and Advance Notice Requirements. Our By-Laws provide that a special meeting of stockholders may be called only by a majority of our board of directors, our president, the chairperson of our board of directors or such other person as our board of directors may designate, in each case, for the purpose specified in the notice of meeting. Our stockholders are not permitted to propose business to be brought before a special meeting of our stockholders. In addition, our By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

No Cumulative Voting. Our Certificate of Incorporation does not permit cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Removal of Directors and Filling of Vacancies: Our By-Laws require the vote of stockholders representing not less than two-thirds of our issued and outstanding capital stock entitled to voting power in order to remove a director from office, with or without cause. In addition, vacancies on our board of directors (including vacancies created by the removal of directors) may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of our stockholders.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TENX.”